EXHIBIT 99.1

Smithfield Foods Reports Sharply Improved Fourth Quarter Earnings

Smithfield, Virginia (June 9, 2004) Smithfield Foods, Inc. (NYSE: SFD) today announced net income for the fourth quarter of fiscal 2004, ended May 2, of $122.7 million, or $1.09 per diluted share, versus net income last year of $5.1 million, or $.05 per diluted share. The current quarter results include an after-tax gain of $49 million, or $.44 per diluted share, related to the sale of Schneider Corporation completed on April 5.

Fourth quarter sales were $2.5 billion versus $1.8 billion last year.

Earnings from continuing operations, excluding Schneider Corporation results, were $71.1 million or $.63 per diluted share, compared with $4.2 million, or $.04 per diluted share, a year ago. Included in results from continuing operations were financing costs totaling $6.8 million related to a bridge loan for interim financing of the Farmland Foods acquisition.

Following are the company’s sales and operating profit from continuing operations by segment:

(in millions)	13 Weeks Ended May 2, 2004	13 Weeks Ended April 27, 2004	53 Weeks Ended May 2, 2004	52 Weeks Ended April 27, 2004
Sales
Pork	$1,722.0	$1,035.1	$5,856.4	$4,183.1
Beef	526.2	543.6	2,391.6	2,165.2
Hog Production	461.5	304.1	1,441.3	1,059.8
Other	207.2	144.4	780.4	637.2

	2,916.9	2,027.2	10,469.7	8,045.3
Intersegment	(394.9)	(276.7)	(1,202.7)	(909.9)

Total Sales	$2,522.0	$1,750.5	$9,267.0	$7,135.4

Operating Profit(Loss)
Pork	$84.1	$49.5	$208.6	$178.1
Beef	3.2	17.5	82.6	77.4
Hog Production	72.0	(25.1)	125.7	(108.4)
Other	10.5	(0.5)	22.5	16.3
Corporate	(27.4)	(17.3)	(71.3)	(59.1)

Total Operating Profit(Loss)	$142.4	$24.1	$368.1	$104.3

Fourth Quarter Results

The sharply higher earnings in the fourth quarter were due primarily to substantially improved results of the company’s hog production operations resulting from a 33 percent increase in live hog market prices, as well as the inclusion of the results of Farmland.

The pork segment experienced improved earnings of 70 percent, due to the very strong results of Farmland and favorable fresh pork conditions. Including the operations of Farmland, hog processing levels grew 35 percent compared to the previous year’s quarter. Excluding Farmland, hog processing volumes were two percent below the same quarter in the prior year. Fresh pork margins were strong and improved over the prior year in spite of higher live hog prices as a result of continued strong consumer and export demand. Processed meats volume grew 38 percent including Farmland; excluding Farmland, processed meats volume grew five percent. Processed meats margins were somewhat weaker in the current year but were still very solid in the face of significantly higher raw material costs.

The beef segment returned to profitability in the quarter after several months of unprofitable operations following the discovery of a single case of BSE in Washington State in December 2003, and the subsequent ban on beef exports from the United States to most foreign countries. Beef margins, which were negative in the early part of the quarter, rebounded strongly in April, resulting in a modest operating profit for the quarter.

Included in beef operating results is a pre-tax charge of $2 million related to the write-down of the value of certain assets of Showcase Foods, Inc. In June 2003, Showcase acquired the assets of Pennexx Foods, Inc., including its case-ready meats plant outside Philadelphia, through a judicially-ordered foreclosure proceeding, after Pennexx failed to pay amounts due to Smithfield under a credit agreement. Despite Smithfield’s efforts to build a viable business at this facility, the operation has continued to incur operating losses and Smithfield has decided to cease operations there. Smithfield expects to record additional pre-tax charges of $6 to $8 million during the first half of fiscal 2005 in connection with the closing of the facility.

The company’s Hog Production Group reported a strong turnaround in earnings directly related to the substantial increase in live hog prices compared with the same quarter of last year. Live hog prices averaged over $46 per hundredweight in the current quarter, compared with under $35 per hundredweight in the same quarter last year. Given that the company’s breakeven point for raising live hogs was approximately the same in both years, the swing in live hog prices turned losses into profits.

Profitability in the Other segment was largely the result of significantly improved earnings at the company’s turkey operations combined with a modest improvement in international operations.

Full Year Results

For fiscal 2004, the company reported net income of $227.1 million, or $2.03 per diluted share, versus $26.3 million, or $.24 per diluted share, in the prior year. Earnings from continuing operations, excluding Schneider results, were $162.7 million, or $1.46 per diluted share, compared with $11.9 million, or $.11 per diluted share, in fiscal 2003. Included in earnings from continuing operations were $14 million of financing costs related to the Farmland bridge loan from the date of the Farmland acquisition in October until the bridge loan was repaid following the sale of Schneider in April. In addition, the company’s beef operations incurred approximately $11 million in inventory write-down and operating inefficiencies costs related to the market impact of the BSE case in December.

Sales were $9.3 billion versus $7.1 billion a year ago. Fiscal 2004 included 53 weeks, while the preceding year included 52 weeks.

Benefiting from a 27 percent increase in live hog prices year-over-year, the Hog Production Group recorded a substantial operating profit versus a large loss in fiscal 2003, a positive earnings swing of $234.1 million.

Pork segment earnings increased 17 percent in spite of significantly higher raw material costs. The gain was due in large part to the inclusion of six months of Farmland results, combined with strong consumer demand for pork. Excluding Farmland, hog processing levels were three percent above last year. Fresh pork margins for the year were down slightly due to the weak fresh pork market in the early part of the fiscal year. Processed meats volume grew 25 percent including Farmland; excluding Farmland, processed meats volume rose seven percent. Processed meats margins, although down slightly, were strong, considering the significant increase in raw material costs compared to the previous year.

The addition of Farmland’s substantial processed meats business to Smithfield’s grew the company’s sliced retail, branded bacon market share to a solid number one in the United States, according to A.C. Nielsen. Breakfast sausage retail share rose to fourth from fifth and sliced luncheon meats rose to third place from fifth. Far outpacing the industry, foodservice volume rose nine percent and Smithfield Deli Group continued to penetrate new accounts and grew more than twice as fast as the market.

In spite of several months of depressed market conditions from the BSE incident, the beef segment posted record earnings, increasing seven percent. Earnings in the company’s other segment grew due to strong results in its turkey operations, as well as improvements in Poland on sharply higher volumes, as the Krakus brand achieved significant volume growth in both the domestic and export channels.

New Bacon Strategy

The company has embarked on a concentrated strategy to grow its bacon business, both raw and precooked, through the use of more of its bellies internally to the point that the company will become a net buyer of bellies. This strategy will entail expansion of current bacon capacity by the equivalent of 15 new bacon production lines and development of 100 million pounds of new bacon volume, more than a 20 percent increase in the business. The company intends to make the necessary capital expenditures to facilitate the capacity expansion. These capital expenditures are in the current capital plan and will be funded by cash flow from operations. Growing the company’s processed meats business has been a fundamental part of its core strategy for many years. This “bacon strategy” is a focused element of the larger plan.

A Solid Quarter

“On an overall basis, the fourth quarter was an excellent period for the company as all the major segments of the business were positive and performing very well, particularly toward the end of the quarter,” said Joseph W. Luter, III, chairman and chief executive officer. “Hog prices have rebounded nicely from last year’s level and fresh pork demand has been excellent. Beef margins have returned to more historical levels and our processed meats business continues to strengthen and grow. All of these factors combined worked to produce a very solid quarter for the company,” he said.

“From a finance standpoint, I am particularly pleased that we were able to effect the sale of our Canadian operations to finance the cash portion of the Farmland acquisition. This transaction allowed us to avoid the equity markets when we believed our stock price was undervalued,” said Mr. Luter. “At the time we analyzed the acquisition last summer, Farmland had trailing 12 months adjusted EBITDA of $75 million. Farmland has delivered over $65 million in EBITDA the first six months that we have owned the company. We paid six times trailing EBITDA earnings for this company, and funded the acquisition by selling Schneider for nine times last fiscal year’s EBITDA, which was $43 million. Farmland should provide a powerful earnings stream for the future. The first six months earnings of Farmland have been excellent, exceeding even our optimistic expectations,” he said.

“Unfortunately, the timing of the two transactions did not coincide and the company incurred additional interest costs of $14 million, $6.8 million in the current quarter, which is reflected in earnings from continuing operations, while the operating earnings from Schneider during the same period are reflected in discontinued operations,” noted Mr. Luter.

Outlook

“Looking forward to fiscal 2005 the business looks very good. Live hog prices look strong for the remainder of the calendar year, and pork demand is excellent. Beef margins for the near term are quite favorable and our processed meats business looks very good with several significant opportunities for new business in the near term,” Mr. Luter said. “Our international operations, while delivering mixed results this past year, are steadily improving and the international arena continues to offer some very interesting opportunities for the company in the coming years.”

“With that said, I am optimistic that fiscal 2005 could well be another record year,” he said.

With annualized sales of $9 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, livestock disease, food safety, product pricing, the competitive environment and related market conditions, ability to make and successfully integrate acquisitions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions and approvals of domestic and foreign governments.

See appendix attached to press release for reconciliation of earnings and adjusted earnings before interest, taxes, depreciation and amortization, as referred to above.

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(Table Follows)

Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

CONSOLIDATED STATEMENTS OF INCOME

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

(In millions, except per share data)	13 Weeks Ended May 2, 2004	13 Weeks Ended April 27, 2003	53 Weeks Ended May 2, 2004	52 Weeks Ended April 27, 2003
Sales	$2,522.0	$1,750.5	$9,267.0	$7,135.4
Cost of sales	2,229.4	1,607.1	8,328.1	6,533.2

Gross profit	292.6	143.4	938.9	602.2

Selling, general and administrative expenses	150.2	119.3	570.8	497.9
Interest expense	34.4	19.3	121.3	87.8

Income from continuing operations before income taxes	108.0	4.8	246.8	16.5
Income taxes	36.9	0.6	84.1	4.6

Income from continuing operations	71.1	4.2	162.7	11.9

Income from discontinued operations, net of tax (1)	51.6	0.9	64.4	14.4

Net income	$122.7	$5.1	$227.1	$26.3

Income per common share:
Basic:
Continuing operations	$.64	$.04	$1.48	$.11
Discontinued operations	.47	.01	.58	.13

Net income	$1.11	$.05	$2.06	$.24

Diluted:
Continuing operations	$.63	$.04	$1.46	$.11
Discontinued operations	.46	.01	.57	.13

Net income	$1.09	$.05	$2.03	$.24

Average common shares outstanding:
Basic	110.9	109.4	110.3	109.6
Diluted	112.0	110.3	111.7	109.8

(1)	Includes a $49.0 million, net of tax, gain on the sale of Schneider Corporation for the 13 and 53 weeks ended May 2, 2004.

Appendix 1

EBITDA Reconciliations (Unaudited)

(US$ in millions)

	Schneider Corporation	Farmland Foods
	Fiscal Year Ended April 27, 2003	Twelve Mos. Ended. May 2003	Six Mos. Ended May 2, 2004
Adjusted EBITDA	$43.4	$74.5	$67.4
Adjustment (1)	—	(10.4)	—

EBITDA	43.4	64.1	67.4
Add (subtract):
Deprecation and amortization	(13.7)	(22.8)	(11.4)
Interest expense, net	(6.5)	(5.0)	(5.8)
Provision for income taxes (2)	(8.6)	—	—

Net income	$14.6	$36.3	$50.2

(1)	This reflects overhead charges Farmland Industries, Inc. allocated to Farmland Foods which Smithfield management believes is in excess of estimated stand alone costs.
(2)	Farmland Foods was not allocated a share of income taxes.

Note:	“EBITDA” represents income before interest expense, income taxes depreciation and amortization. EBITDA is not intended to be a substitute for measurements under U.S. generally accepted accounting principles such as net income, and the items excluded in determining EBITDA are significant components in understanding and assessing financial performance. We have included the reference to EBITDA and adjusted EBITDA of Schneider Corporation and Farmland Foods, Inc. because the company uses, and believes it is common for others to use, EBITDA and adjusted EBITDA multiples as a method for determining fair value of a business.